Park Seo-Bo (b. 1931)



Park Seo-Bo's Écriture series is his most famous and commercially desirable series. Each of the Artist's top 5 auction records are from the Écriture series—with some works achieving prices at auction in excess of $1.5M.

INVESTMENT THESIS

Initial Offering Price
$622,000

Offering Circular
sec.gov

Similar Sales | Record Price | Repeat Sales


$1.0m
$0.5m
$0.0m
05
08
11
14
17
20
23

Price Appreciation of Similar Works
29.3%

Sharpe Ratio (1995-2021) watch video

Park Seo-Bo	Not enough data
All Art	0.55
S&P 500	0.56

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MEMBERS ONLY



Park Seo-Bo
(b. 1931)

Why we like this offering

1. Park Seo-Bo's Écriture series, or Myobop in Korean, is his most famous and commercially desirable series. As its title suggests, Écriture reflects on drawing and writing techniques as well as the more religious connotations of the word "scripture," specifically as it relates to ancient Buddhist scriptures in Korea.
2. Park Seo-Bo began his Écriture series in 1967 and creates his paintings by repeatedly incising pencil lines into a freshly painted monochrome canvas. He is interested in the tensions and harmonies that arise between different materials on a canvas.
3. The Artwork features nine condensed horizontal rows of vertical pencil markings that tilt slightly to the right. The medium-weight graphite pencil markings are evenly distributed across the off-white painted canvas.
4. Park's auction records are led three Écriture paintings: Ecriture No. 37-75-76 (1975/76), which sold for $2,079,689 in March 2018, Ecriture No. 65-75 (Writing No. 65-75) (1975), which sold for $1,212,600 in November 2015, and Écriture No.1-81, which sold for $1,001,000, in September 2016.
5. Artworks from the same series that are similar in scale have achieved auction records of led by Écriture No. 15-76 (1976), which sold for $997,131 in May 2023, followed by Écriture No. 10-78 (1978), which sold for $954,569 in July 2019, and Écriture No. 96-75 (1975), which sold $901,638 in November 2018.

Past price appreciation is no guarantee of future results. Historical sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.

Artist Metrics

2022 Total Auction Sales	2022 Auction Lots Sold	All Time Record Price
$21,495,841	4	$1,714,500

Average Prices


696.2K
522.1K
348.1K
174K
11 12 13 14 15 16 17 18 19 20 21 22

Turnover by Year


21.5M
16.1M
10.7M
5.4M
11 12 13 14 15 16 17 18 19 20 21 22

Lots Auctioned Sold Unsold


9
6.75
4.5
2.25
11 12 13 14 15 16 17 18 19 20 21 22

Initial Offering Price	**$622,000**
Offering Circular	sec.gov/edgar

Painting







About Park Seo-Bo

Park Seo-Bo (B. 1931) is a renowned South Korean contemporary artist and pioneer of the Dansaekhwa movement. His abstract works are a fusion of traditional Korean aesthetics and modern abstraction. Park's innovative approach emphasizes repetitive lines and minimalist palettes, and has left an indelible mark on global art.

INVEST NOW

PARK
SEO-BO

b. 1931 SOUTH KOREA



Oil and pencil on canvas | 38 × 51 in. (96 × 129 cm.)

Park Seo-Bo is a contemporary Korean artist recognized internationally as a founding member of the Dansaekhwa monochrome movement, a postwar Korean art movement that draws from European and American abstraction as well as traditional Korean culture to create tactile, minimalist compositions.

$622,000
INITIAL OFFERING

29.3%
ANNUAL APPRECIATION OF SIMILAR WORKS[1,2]

27.8%
ANNUAL APPRECIATION OF RECORD PRICES[3]

43.5%
MEDIAN APPRECIATION OF REPEAT SALES[4]

Park Seo-Bo's Écriture series, or Myobop in Korean, is his most famous and commercially desirable series. As its title suggests, Écriture reflects on drawing and writing techniques as well as the more religious connotations of the word "scripture," specifically as it relates to ancient Buddhist scriptures in Korea. Park Seo-Bo began his Écriture series in 1967 and creates his paintings by repeatedly incising pencil lines into a freshly painted monochrome canvas. He is interested in the tensions and harmonies that arise between different materials on a canvas. The Artwork features nine condensed horizontal rows of vertical pencil markings that tilt slightly to the right. The medium-weight graphite pencil markings are evenly distributed across the off-white painted canvas. Park's auction records are led three Écriture paintings: Ecriture No. 37-75-76 (1975/76), which sold for $2,079,689 (HKD 16,320,000) at Sotheby's Hong Kong on March 31, 2018, Ecriture No. 65-75 (Writing No. 65-75) (1975), which sold for $1,212,600 (HKD 9,400,000) at Christie's Hong Kong on November 28, 2015, and Écriture No.1-81, which sold for $1,001,000 (KRW 1,100,000,000), excluding buyer's premium, at Seoul Auction on September 27, 2016. Artworks from the same series that are similar in scale have achieved auction records of led by Écriture No. 15-76 (1976), which sold for $997,131 at Christie's Hong Kong on May 28, 2023, followed by Écriture No. 10-78 (1978), which sold for $954,569 at K-Auction on July 17, 2019, and Écriture No. 96-75 (1975), which sold $901,638 at Phillips Hong Kong on November 25, 2018. The Artwork previously sold for $495,000 at Sotheby's New York on November 17, 2017 and for $277,500 at Sotheby's Hong Kong on March 12, 2015.

Park Seo-Bo is represented internationally by Perrotin Gallery and White Cube. His work has been exhibited at many prestigious institutions around the world, including the Langen Foundation in Neuss (2020), Solomon R. Guggenheim Museum in New York (2019), Museum of Fine Art in Boston (2018), the Venice Biennale (1988 and 2015), Samsung Museum of Art in Seoul (2014), Portland Museum of Art (2010), Singapore Art Museum (2008), Tate Liverpool (1992), Brooklyn Museum (1981), and Expo '67 in Montreal (1967). His paintings are also represented in the permanent collections of the Dia Art Foundation in New York, the Museum of Modern Art in New York, the Art Institute of Chicago, and the Hirshhorn Museum and Sculpture Garden in Washington, D.C., among others. Park's auction records are led by Ecriture No. 37-75-76 (1975/76), which sold for $2,079,689 (HKD 16,320,000) at Sotheby's Hong Kong on March 31, 2018, followed by Ecriture No. 65-75 (Writing No. 65-75) (1975), which sold for $1,212,600 (HKD 9,400,000) at Christie's Hong Kong on November 28, 2015, and Écriture No.1-81, which sold for $1,001,000 (KRW 1,100,000,000), excluding buyer's premium, at Seoul Auction on September 27, 2016.

PARK'S AUCTION RECORDS ARE LED BY ECRITURE NO. 37-75-76 (1975/76), WHICH SOLD FOR $2,079,689 (HKD 16,320,000) AT SOTHEBY'S HONG KONG ON MARCH 31, 2018, FOLLOWED BY ECRITURE NO. 65-75 (WRITING NO. 65-75) (1975), WHICH SOLD FOR $1,212,600 (HKD 9,400,000) AT CHRISTIE'S HONG KONG ON NOVEMBER 28, 2015, AND ÉCRITURE NO.1-81, WHICH SOLD FOR $1,001,000 (KRW 1,100,000,000), EXCLUDING BUYER'S PREMIUM, AT SEOUL AUCTION ON SEPTEMBER 27, 2016.

AUCTION RESULTS FOR SIMILAR WORKS[2]


$3M
$2.3M
$1.5M
$0.8M
2005
2007
2008
2009
2011
2012
2013
2015
2016
2017
2019
2020
2022
2023

Park Seo-Bo (b. 1931, Yé-Cheon, South Korea) is a contemporary Korean artist recognized internationally as a founding member of the Dansaekhwa monochrome movement, a postwar Korean art movement that draws from European and American abstraction as well as traditional Korean culture to create tactile, minimalist compositions. Born with the name Jae Hong Park, the artist studied painting at Hongik University until 1954, when the Korean War forced him to leave right before his graduation. He became a fugitive and took the name Seo-Bo in 1955 to avoid the draft. In 1961, Park spent a formative year in Paris on a UNESCO scholarship, where he learned about Art Informel's focus on self-expression and materiality that directly informed his early 1960s series Primordialis. Upon his return, Park worked at the Federation of Artistic and Cultural Organization of Korea for a decade, eventually serving as its chairman. After he lost his reelection race, he decided to pursue art full-time. In 1967, Park began his most famous series titled Écriture, or Myobop in Korean, which reflects on drawing and writing techniques as well as the more religious connotations of the word "scripture," specifically as it relates to ancient Buddhist scriptures in Korea. His paintings highlight the different tensions and harmonies between materials, incorporating traditional Korean materials, like hanji paper made from mulberry bark, and layers of oil paint and pencil markings onto his canvases. Park held his first solo exhibition in 1962 at the National Central Library Gallery in Seoul and has since exhibited his work extensively in museums and galleries around the world. In 2000, Park received an honorary doctoral degree from his alma mater Hongik University, where he has also taught. He has been widely celebrated for his contributions to and support of Korean art and received the Silver Crown Cultural Medal in Korea in 2011 and the Art Society Asia Game Changer Award in 2018. As of July 25, 2023, Park Seo-Bo continues to live and work in Seoul, South Korea.





PARK SEO-BO



IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. The chart above captures the historical data for selected auctions sales transactions, which are similar to the Artwork. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Artwork by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Park Seo-Bo with the following criteria: Horizontal Écriture paintings created between 1967 and 1987 that measure between 30 inches and 75 inches in size. Where the price with buyer's premium was not listed, it was calculated based on the auction house's terms and conditions of sale. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Artwork, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Artwork and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table below, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 29.3% CAGR implied from selected sales occurring from March 31, 2006 to May 28, 2023.

3. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Artworks by Park Seo-Bo have a record price compound annual growth rate ("CAGR") of 27.8% from March 31, 2006 to December 31, 2022. This calculation is based on (i) a record price of $28,000 on March 31, 2006, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $1,720,331, the most recent record price as of December 31, 2022, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.

4. Median repeat sale pair appreciation reflects the median annualized price appreciation rate of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"). Repeat sale pair appreciation rates can be a useful measure of the progression of prices in a particular artist's market over time. The median repeat sale pair appreciation for Park Seo-Bo is 43.5%, which is based on 2 repeat sales during the time period beginning on the first purchase price date for the artist's earliest repeat sales pair, which in the case of Park Seo-Bo was March 31, 2006 and ending on the last date a repeat sale occurred for such artist, which in the case of Park Seo-Bo was July 9, 2020. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past repeat sale appreciation rates may not be indicative of future repeat sale appreciation rates.